EXHIBIT 99

To our shareholders,
First Interstate BancSystem reported first quarter 2007 income of $16,496,000, or $1.97 per diluted share, compared to $16,134,000, or $1.95 per diluted share, in first quarter 2006. First quarter earnings, although lower than fourth quarter 2006 primarily due to the fourth quarter gain on sale of our iPay investment, are the highest first quarter earnings reported in our history. Return on average common equity was 16.14% in first quarter 2007 compared to 18.41% in first quarter 2006, return on average assets was 1.37% versus 1.44%, and efficiency ratio increased to 61.32% versus 59.19%.
Quarterly Results
Net interest income of $48,144,000 in first quarter 2007 was $2,529,000 more than first quarter 2006. The increase in net interest margin dollars over last year was the result of loan growth. First quarter 2007 average loans grew $262,764,000, or 9%, over the same period last year. Despite loan growth, the net interest margin decreased 13 basis points from first quarter 2006 to 4.46% for first quarter 2007. Net interest margin declined due to higher costs for deposits and securities sold under repurchase agreements (Repo). First quarter 2007 average deposits grew 197,868,000, or 6%, due mainly to demand deposit growth, over the same period last year. In order to provide business customers an alternative to our traditional Repo, a new money market cash sweep deposit product was introduced in the first quarter 2007. Money market cash sweep balances averaged $39,665,000 for first quarter 2007 and consisted mainly of customer migration from our current Repo product. The migration of customer balances out of our Repo product increases our liquidity as securities are required to be pledged as collateral for Repo balances. The provision for loan losses of $1,875,000 was $122,000, or 7%, higher than first quarter 2006.
Noninterest income of $21,697,000 was $2,404,000, or 12%, higher than first quarter 2006. Major components of the increase were gain on sale of assets, technology services revenue, debit/credit card revenue and income from sale of residential real estate loans held for sale of $1,046,000, $720,000, $422,000 and $297,000, respectively. Gain on sale of assets increased as a result of a $1,100,000 gain recorded in March 2007 on the sale of mortgage servicing rights for mortgage loans with principal balances of approximately $263,000,000. We had purchased these servicing rights from another mortgage originator in recent years.
Noninterest expense of $42,770,000 was $4,403,000, or 11%, higher than the comparable quarter in 2006. Salary and benefits expense increased $2,719,000, or 13%, as compared to first quarter 2006 primarily due to inflationary wage increases, increased number of employees and
Financial Highlights
Three Months ended March 31

(unaudited)	2007	2006	% Change

(in thousands except per share data)

OPERATING RESULTS
Net income	$16,496	$16,134	2.2%
Diluted earnings per share	1.97	1.95	1.0%
Dividends per share	1.02	0.50	104.0%

PERIOD END BALANCES
Assets	4,959,855	4,632,647	7.1%
Loans	3,363,981	3,116,927	7.9%
Investment securities	984,245	995,861	-1.2%
Deposits	3,863,224	3,512,581	10.0%
Common stockholders’ equity	421,617	359,647	17.2%
Common shares outstanding	8,183	8,108	0.9%

QUARTERLY AVERAGES
Assets	4,884,328	4,548,963	7.4%
Loans	3,322,149	3,059,385	8.6%
Investment securities	1,075,443	966,262	11.3%
Deposits	3,680,205	3,482,337	5.7%
Common stockholders’ equity	414,502	355,327	16.7%
Common shares outstanding	8,188	8,108	0.9%
higher incentive bonus and profit sharing accruals. Also contributing to the increase in salary and benefits was an extra expense of $250,000 to fund our health insurance trust for employees. In addition, a $793,000 mortgage servicing impairment was recorded in first quarter 2007 compared to a $170,000 impairment reversal for the first quarter 2006.
On April 6, 2007, we paid a $.65 dividend per common share.
First Interstate BancSystem is the regional employer of choice. This commitment to our employees has helped generate yet another record in quarterly earnings. Through the dedication of our employees, officers, advisory directors, and corporate directors, we continue to develop new products and services to serve our customers in an ever evolving and challenging banking and financial services environment.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

First Quarter 2007

Condensed Consolidated Statements of Income

	Three Months Ended
	March 31
(unaudited)	2007		2006

(in thousands, except per share data)

Total interest income	$78,636		$66,969
Total interest expense	30,492		21,354

Net interest income	48,144		45,615

Provision for loan losses	1,875		1,753

Net interest income after provision for loan losses	46,269		43,862
Noninterest income	21,697		19,293
Noninterest expense	42,770		38,367

Income before taxes	25,196		24,788
Income taxes	8,700		8,654

Net income	$16,496		$16,134

DATA PER COMMON SHARE:
Diluted EPS	$1.97		$1.95
Dividends	1.02		.50
Book value	51.52		44.36
Tangible book value	46.95		39.75
Appraised value	89.00	*	74.50	**

*   Based on the latest independent appraised minority share valuation as of December 31, 2006, effective for transactions on or after February 15, 2007.
** Based on the independent appraised minority share valuation as of March 31, 2006, effective for transactions on or after May 19, 2006.
Selected Ratios

	Three Months Ended
	March 31
(unaudited)	2007	2006

PERFORMANCE
Return on avg common equity	16.14%	18.41%
Return on avg common equity excl. market adj of securities	15.88%	18.02%
Return on avg assets	1.37%	1.44%
Net interest margin, FTE	4.46%	4.59%
Efficiency ratio	61.32%	59.19%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans	0.23%	0.23%
Annualized net charge offs to average loans	0.09%	0.08%
Allowance for loan losses to loans	1.45%	1.40%
Allowance for loan losses to non-accruing loans	312.96%	273.58%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio	8.76%	8.11%
Avg loans to avg deposits	90.27%	87.85%
Condensed Consolidated Balance Sheet

	March 31
(unaudited)	2007	2006

(In thousands)

ASSETS

Cash and due from banks	$152,028	$197,400
Federal funds sold	162,515	37,713
Interest bearing deposits	19,063	11,916
Investment securities	984,245	995,861
Loans	3,363,981	3,116,927
Less: allowance for loan losses	48,621	43,633

Net loans	3,315,360	3,073,294
Premises & equipment, net	119,923	120,086
Accrued interest receivable	31,786	27,686
Goodwill	37,380	37,380
Mortgage servicing rights	20,359	22,721
Company owned life insurance	65,261	63,058
Other assets	51,935	45,532

Total Assets	$4,959,855	$4,632,647

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,863,224	$3,512,581
Securities sold under repurchase agreements	568,042	618,307
Accrued interest payable	20,325	12,670
Other liabilities	33,952	33,271
Other borrowed funds	220	642
Long — term debt	11,237	54,291
Subordinated debenture	41,238	41,238

Total Liabilities	4,538,238	4,273,000
Common stockholders’ equity	421,617	359,647

Total Liabilities and Stockholders’ Equity	$4,959,855	$4,632,647

Total Deposits
P.O. Box 30918 ☐ Billings, Montana 59116 ☐ (406) 255-5390
www.firstinterstatebank.com